UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

AIRNET SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-13025	31-1458309

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3939 International Gateway, Columbus, Ohio 43219

(Address of principal executive offices) (Zip Code)

(614) 237-9777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On May 4, 2005, AirNet Systems, Inc. (“AirNet”) announced that the Board of Directors (the “Board”) had unanimously authorized Brown Gibbons Lang & Company (“BGL”) to solicit potential offers to acquire AirNet. As announced in January 2005, BGL is the investment banking firm retained as AirNet’s financial advisor to analyze AirNet’s strategic alternatives to enhance shareholder value. The Board’s decision comes after careful consideration of and is consistent with the recommendations provided by BGL.

     AirNet’s Board also established a Special Committee consisting solely of the independent directors to oversee the marketing process. AirNet, through the Special Committee and Board, reserves the right to alter or terminate the marketing process at any time. At this point in time, the Board has not authorized the sale of AirNet.

     By taking these steps, AirNet’s Board is seeking to increase shareholder value while addressing the resource needs in its growing businesses amid the challenges arising from the evolution of electronic settlement alternatives in the Bank marketplace.

     AirNet anticipates that initial indications of interest will be received within approximately ninety days. AirNet does not expect to comment further publicly with respect to the marketing process until AirNet deems it appropriate to do so. In view of the marketing process, the AirNet’s Annual Meeting of Shareholders will be postponed until later in the year.

     The news release announcing the Board’s authorization of BGL to solicit potential offers to acquire AirNet is filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

     (a) and (b) Not applicable

     (c) Exhibit: The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	News Release issued by AirNet Systems, Inc. on May 4, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.
Dated: May 4, 2005	By:	/s/ Gary W. Qualmann
Gary W. Qualmann
Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Current Report on Form 8-K
Dated May 4, 2005

AirNet Systems, Inc.

Exhibit No.	Description
99.1	News Release issued by AirNet Systems, Inc. on May 4, 2005